           (LETTERHEAD OF BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
           APPEARS HERE)


                                  May 18, 1994



M.D.C. Holdings, Inc.
3600 South Yosemite Street
Suite 900
Denver, Colorado  80237

Ladies and Gentlemen:

     M.D.C. Holdings, Inc. (the "Company") has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-4 (Registration No. 33-52245), as amended, which relates to the exchange of $1,000 principal amount of the Company's Series B 11 1/8% Senior Notes due 2003 (the "New Notes") and related guarantees (the "New Guarantees") made by certain of the Company's subsidiaries, for each $1,000 principal amount of the Company's 11 1/8% Senior Notes due 2003 (the "Old Notes") and related guarantees made by certain of the Company's subsidiaries.

     We have examined such corporate records of the Company and certain of its subsidiaries (the names of which appear on the cover page of the Registration Statement) and such other documents as we have deemed appropriate to render this opinion.

     Based upon the foregoing, we are of the opinion that the New Notes and New Guarantees have been duly authorized and, when exchanged in accordance with the exchange offer procedures set forth in the Registration Statement and the Indenture relating to the New Notes and New Guarantees, will constitute valid and binding agreements of the Company, in the case of the New Notes, and of the respective guarantors, in the case of the New Guarantees.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Prospectus that is a part of the Registration Statement under the caption "Legal Matters."

                                     Very truly yours,

                                     Brownstein Hyatt Farber & Strickland, P.C.


                                     /s/ Brownstein Hyatt Farber &
                                            Strickland, P.C.

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